EXHIBIT 5

Roy Wolvin
Chief Financial Officer
Nymox Pharmaceutical Corporation
9900 Cavendish Blvd. Suite 306
St.-Laurent, Quebec
H4M 2V2


Re: Registration Statement on Form F-3 Under the Securities Act of 1933

Ladies and Gentlemen:

I am General Counsel for Nymox Pharmaceutical Corporation, a Canadian corporation ("Nymox"), and in such capacity have acted as counsel in connection with the preparation and filing of a Registration Statement with the Securities and Exchange Commission on Form F-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), registering the resale of shares of Nymox common shares (the "Shares") which may be issued to Dr. Judith Fitzpatrick pursuant to a Warrant held by Dr. Fitzpatrick to purchase 109,879 Shares and to Trinity International Corporation ("Trinity") pursuant to a Warrant held by Trinity to purchase 5,783 Shares. I have also acted in such capacity for Nymox in connection with the preparation of the Warrants issued by Nymox to Dr. Fitzpatrick and to Trinity and the Share Purchase Agreement between Dr. Fitzpatrick and Nymox pursuant to which the Warrants were issued together with the exhibits and schedules attached as a part thereof (collectively, the "Transaction Documents").

For the purpose of the opinions expressed herein, I have examined original executed, certified or facsimile copies of the following documents:

1. the Warrant issued by Nymox to Dr. Fitzpatrick to purchase 109,879 Shares, the Warrant issued by Nymox to Trinity at Dr. Fitzpatrick's direction to purchase 5,783 Shares and the Share Purchase Agreement between Dr. Fitzpatrick and Nymox pursuant to which the Warrant was issued together with the exhibits and schedules attached as a part thereof ;

2. the certificate and articles of incorporation, the certificate and articles of amendment, the by-laws and all amendments thereto and resolutions of the directors and shareholders as contained in the minute books of the Company; and

3.       the Registration Statement.

I have also reviewed the corporate records for Nymox available online at the Corporation Database Online of the Corporations Directorate of Industry Canada to confirm the active status of Nymox as a corporation incorporated under the Canada Business Corporations Act.

I have relied upon these documents as well as my own knowledge of the business and operations of Nymox as General Counsel. In my examination of the foregoing documents, where I do not otherwise have personal knowledge, I have assumed: (a) the genuineness of all signatures on (whether originals or copies of documents), the authenticity of and completeness of, all documents submitted to me as originals and the conformity to original documents of all documents submitted to me as notarial, true, certified, conformed, photostatic, telecopied or electronic copies or similarly reproduced copies of such original documents; and
(b) the completeness, truth and accuracy of all facts set forth in official public records, certificates and documents supplied by public officials or otherwise conveyed to me by public officials.

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As General Counsel and a director of Nymox, I can certify that :

1. The minute books and corporate records of the Corporation relating to the proceedings of the shareholders and directors of the Corporation are the original minute books and corporate records of the Corporation and contain all minutes of meetings, resolutions, by-laws and proceedings of the shareholders and directors of the Corporation to the date hereof and there have been no meetings, resolutions, by-laws or proceedings authorized or passed by the shareholders or directors of the Corporation to the date hereof not reflected in such minute books and corporate records. Such minute books and corporate records are true, complete and correct in all respects and there are no changes, additions or alterations necessary to be made thereto to make such books and corporate records true, complete and correct.

2. The Corporation is not insolvent and has not been dissolved and no acts or proceedings have been taken by or against the Corporation or are pending in connection with, and the Corporation has not received notice in respect of and is not in the course of or contemplating, any liquidation, winding-up, dissolution, bankruptcy, insolvency or reorganization.

3. The Corporation has not taken any steps to terminate its existence, amalgamate, to continue in any other jurisdiction or to change its corporate existence in any way.

4. The Corporation has not received any notice of any proceedings to cancel its certificate of incorporation or otherwise to terminate its existence. The Corporation has not received any notice or other communication from any person or governmental authority indicating that there exists any situation which, unless remedied, could result in the termination of its existence.

I am qualified to practice law only in the Province of Ontario and my opinion below is expressed only with respect to the laws of Canada applicable therein.

Based and relying upon the foregoing and subject to the limitations and qualifications set forth below, and assuming that: (i) the Registration Statement becomes and remains effective during the period when the Shares are distributed, (ii) no stop order suspending the effectiveness of the Registration Statement or any post-effective amendment thereof shall have been issued by the United States Securities and Exchange Commission or any State securities commission and no proceedings therefor shall have been initiated or threatened,
(iii) no order or decision having the effect of preventing, ceasing or suspending the issuance or distribution of the Shares shall have been issued by the Quebec Securities Commission or similar regulatory authority and no proceeding for that purpose shall have been instituted or threatened, and (v) all applicable securities laws are complied with, I am of the opinion that:

1. Nymox is a corporation incorporated and validly existing under the Canada Business Corporations Act and has all necessary corporate power and authority to enter into the Warrants and to issue the Shares pursuant to those Warrants;

2. The execution and delivery of and performance by Nymox of the Warrants and the consummation of the transactions contemplated thereby, including the issuance of the Shares have been authorized by all necessary corporate action on the part of Nymox, and no further consent or authorization of Nymox or its Board of Directors or shareholders is required.

3. The Shares to be issued pursuant to the Warrants, when the amounts payable under the Warrants are paid and such Shares are issued as provided therein, will be legally issued by Nymox and fully paid and non-assessable common shares in the share capital of Nymox.



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This opinion is solely for the benefit of Nymox and not for the benefit of any other person. It is rendered solely in connection with the transactions to which it relates. It may not be quoted, in whole or in part, or otherwise referred to or used for any purpose without our prior written consent.

I consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to my name under the caption "Certain Legal Matters" in the prospectus included as part of the Registration Statement.


Yours truly,


/s/ Jack Gemmell

Jack Gemmell,
General Counsel, Nymox




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